Exhibit 99.1

WIRELESS AGE ACQUIRES ADDITIONAL RELM CONVERTIBLE NOTES

TORONTO, ONTARIO - FEBRUARY 5, 2004 ---- Wireless Age Communications, Inc. (OTCBB:WLSA) announced today that it has acquired an additional $550,000 in outstanding principal amount of 8% Convertible Subordinated Promissory Notes of Relm Wireless Corporation (OTCBB:RELM). Wireless Age purchased the Relm Notes in private transactions with several parties in exchange for 412,500 shares of Wireless Age common stock.

The Relm Notes mature on December 31, 2004 and are currently convertible into approximately 292,553 common shares of Relm Wireless. In a separate transaction on December 31, 2003, Wireless Age acquired $1,700,000 in outstanding principal of the same Notes. Wireless Age now owns a total of $2,250,000 in Relm Notes which on an as-converted basis represent approximately an 11.7% equity ownership position in Relm Wireless.

Wireless Age continues discussions with other holders of Relm Notes and may acquire additional Relm Notes.

Relm Wireless designs, manufactures and markets wireless communications equipment consisting of land mobile radios and base station components and systems. The Company considers Relm Wireless a competitor to certain segments of the Company's business.

This release includes projections of future results and "forward-looking statements" as such term is defined in Sections 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, and the respective rules and regulations promulgated thereunder. All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such factors and risks include, among others, the following: the factors described in the Company's filings with the Securities and Exchange Commission; general economic and business conditions; changes in customer preferences; competition; changes or advances in technology; changes in business strategy; debt incurred by the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For further information:

Vanguard Shareholders Solutions Inc.
1205-1095 W. Pender St.
Vancouver, B.C.
P: 866-801-3777
F: 604-688-0854
www.vanguardsolutions.ca